Exhibit 99.1

Contacts: Jay Brown, CFO
Fiona McKone, VP - Finance
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE INTERNATIONAL
REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

2011 Highlights and Recent Developments
•Acquisition of growth-enhancing strategic assets
•Positioned as US wireless infrastructure leader
•Record level of revenue and Adjusted EBITDA

January 25, 2012 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE:CCI) today reported results for the quarter and year ended December 31, 2011.
"We had an excellent fourth quarter and full year 2011, growing site rental revenue, Adjusted EBITDA, and adjusted funds from operations ("AFFO") for the full year 2011, by 9%, 12%, and 17%, respectively," stated Ben Moreland, President and Chief Executive Officer. "Further, we announced an agreement to acquire NextG Networks, the largest provider of distributed antenna systems ("DAS") in the US. Our acquisition of NextG positions us as the industry leader in DAS and builds on the DAS success we have already enjoyed. We expect DAS to be an increasingly important component of our future growth as small-cell architecture plays a vital role in meeting the capacity challenges posed by growing mobile data traffic. In addition, we announced the acquisitions of two portfolios of ground lease related assets, allowing us to build on our leading expertise in this area. Upon closing, we expect these contemplated acquisitions will further enhance our premier portfolio of wireless infrastructure assets in the US market, the largest, fastest growing and most profitable wireless market in the world by nearly every measure."

CONSOLIDATED FINANCIAL RESULTS
Total revenue for the fourth quarter of 2011 increased 5% to $519 million from $496 million for the same period in 2010. Site rental revenue for the fourth quarter of 2011 increased $24 million, or 5%, to $471 million from $447 million for the same period in the prior year. Site rental gross margin, defined as site rental revenue less site rental cost of operations, increased $26 million, or 8%, to $351 million in the fourth

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quarter of 2011 from $325 million in the same period in 2010. Adjusted EBITDA for the fourth quarter of 2011 increased $24 million, or 8%, to $335 million from $311 million in the same period in 2010.
Net income for the fourth quarter of 2011 increased 20% to $49 million compared to $41 million for the same period in 2010. Net income after deduction of dividends on preferred stock increased to $44 million in the fourth quarter of 2011 compared to $36 million for the same period in 2010. Net income after deduction of dividends on preferred stock per common share was $0.16 for the fourth quarter of 2011 compared to $0.12 in the fourth quarter of 2010.
Site rental revenues for full year 2011 increased 9% to $1.85 billion, up $153 million from $1.70 billion for full year 2010. Site rental gross margin for full year 2011 increased 11% to $1.37 billion, up $139 million from $1.23 billion for full year 2010. Adjusted EBITDA for full year 2011 increased $135 million, or 12%, to $1.31 billion, up from $1.17 billion for full year 2010.
Net income for full year 2011 increased to $171 million compared to net loss of $311 million for the same period in 2010. Net income after deduction of dividends on preferred stock increased to $148 million for full year 2011 compared to net loss of $332 million for the same period in 2010. Net income per common share was $0.52 for full year 2011 compared to net loss per common share of $1.16 for full year 2010.

INTRODUCTION OF NEW FINANCIAL METRICS
Crown Castle, a provider of real estate to the wireless industry, has adopted the following financial metrics, which are metrics typically utilized by Real Estate Investment Trusts ("REITs"): funds from operations ("FFO") and AFFO. Crown Castle is adopting the definition of FFO set forth by the National Association of Real Estate Investment Trusts.  Further, Crown Castle is adopting the same definition of AFFO as American Tower Corporation, one of Crown Castle's peers in the tower industry. Crown Castle's definition for FFO and AFFO are set forth in this release.  Crown Castle expects to report both FFO and AFFO on a per common share basis, based on diluted weighted average common shares outstanding. While Crown Castle's recurring cash flow ("RCF") metric is provided in this press release, Crown Castle expects to replace its historical RCF metric with FFO and AFFO going forward.
FFO increased 9% to $182 million in the fourth quarter of 2011 compared to $168 million in the fourth quarter of 2010. FFO per share increased 10% to $0.63 in the fourth quarter of 2011 compared to $0.58 in the fourth quarter of 2010.
AFFO increased 15% to $193 million in fourth quarter 2011 compared to $167 million in the fourth quarter of 2010. AFFO per share increased 17% to $0.68 in the fourth quarter of 2011 compared to $0.58 in the fourth quarter of 2010.
FFO increased $526 million from $182 million for full year 2010 to $708 million for full year 2011.

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FFO per share increased $1.85 to $2.48 in full year 2011 compared to $0.63 for full year 2010. AFFO increased $106 million, or 17%, from $631 million for full year 2010 to $737 million for full year 2011. AFFO per share increased 17% to $2.58 in full year 2011 compared to $2.20 for full year 2010.
FFO and AFFO have been provided in this release for periods beginning January 1, 2007.  Further, Crown Castle has provided a supplemental file containing additional information related to the introduction of these metrics on its website at http://investor.crowncastle.com.

RECENT SIGNIFICANT AGREEMENTS
In December 2011, Crown Castle entered into an agreement to acquire NextG Networks for $1.0 billion in cash (subject to certain adjustments). NextG, the largest provider of DAS, currently has over 7,000 nodes on-air, 1,500 nodes under construction and over 4,600 miles of fiber. The acquisition will expand Crown Castle's portfolio of DAS, providing additional wireless coverage and capacity solutions to customers beyond those areas traditionally served by towers. Following the contemplated acquisition, Crown Castle expects to be the largest independent DAS operator in the US, with approximately 10,000 nodes in operation or under construction. Eighty percent of these nodes are located in the top ten US metropolitan areas, including more than 20 university campuses and 26 venues. Based on existing and contracted networks under construction, Crown Castle expects NextG to have at closing approximately $40 million of run-rate annualized site rental gross margin, $17 million of annualized run-rate general and administrative costs, and approximately $10 million of run-rate annualized site rental gross margin under construction. The NextG general and administrative costs are largely comprised of costs associated with developing and building new sites and leasing the existing nodes.  Crown Castle expects to be able to achieve cost synergies following the acquisition while maintaining the development and operating expertise of NextG.  The acquisition is expected to close in the second quarter of 2012.
In January 2012, Crown Castle entered into an agreement to acquire from Wireless Capital Partners, LLC ("WCP") a portfolio of ground lease related assets for approximately $180 million in cash and the assumption of approximately $320 million of debt (weighted average interest rate of approximately 5.5%). The portfolio includes approximately 2,300 ground lease related assets, including over 150 related to Crown Castle towers. The assets being acquired generate annual cash flow before interest expense of approximately $42 million, with 80% generated from the big four carriers. The acquisition is expected to close in the first quarter of 2012.

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FINANCING AND INVESTING ACTIVITIES
In January 2012, Crown Castle announced it was seeking a new $3.1 billion senior credit facility.  The new facility is expected to consist of a $1.0 billion Senior Secured Revolving Credit Facility ("Revolver"), a $500 million Delayed-Draw Senior Secured Term Loan A Facility ("Term Loan A"), and a $1.6 billion Senior Secured Term Loan B Facility ("Term Loan B"). The proceeds of the loans are expected to be used in part to repay the existing revolving credit facility (under which $251 million is currently outstanding), to repay the existing term loan facility (under which $619 million is currently outstanding), and to fund the expected acquisitions of NextG and WCP assets. The balance of the proceeds will be available for general corporate purposes, including acquisitions and purchases of its shares. Crown Castle expects the proposed $3.1 billion credit facility to close on January 31, 2012, resulting in a net increase to 2012 interest expense of approximately $60 million, assuming the $1.6 billion Term Loan B is drawn on January 31, 2012, the $500 million Term Loan A is drawn on April 1, 2012, and the Revolver is undrawn.
Also, in January 2012, Crown Castle announced its intention to convert its 6.25% redeemable convertible preferred stock, which will result in the issuance of 8.3 million common shares and eliminate an annual dividend of $19 million. As of December 31, 2011, the outstanding balance of the 6.25% redeemable convertible preferred stock was $305 million.
Pro forma diluted common shares outstanding at December 31, 2011 were 291.3 million, including the aforementioned common shares expected to be issued in connection with the conversion of Crown Castle's 6.25% redeemable convertible preferred stock. During 2011, Crown Castle spent $318 million to buy 7.7 million of its common shares and potential shares. Since January 2003, Crown Castle has spent $2.7 billion to purchase 100.3 million of its common shares and potential shares, at an average price of $26.85 per common share.
During the fourth quarter of 2011, Crown Castle invested approximately $83 million in capital expenditures, comprised of $33 million of land purchases, $9 million of sustaining capital expenditures and $41 million of revenue generating capital expenditures, the latter consisting of $28 million on existing sites and $13 million on the construction of new sites, primarily DAS nodes.
"We had an excellent 2011 as we grew our core business and made meaningful investments that I believe will enhance our long-term growth rates," stated Jay Brown, Chief Financial Officer of Crown Castle. "During the course of 2011, we continued to strengthen our contractual relationships, ending 2011 with more than $17 billion of site rental revenues under contract and 76% of annualized run-rate site rental gross margin on land, beneath towers, that we own or control for more than 20 years. Additionally, I am very pleased with the announcement of the proposed $3.1 billion credit facility. I believe that the new facility will give us

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tremendous flexibility with approximately $1 billion of undrawn revolver capacity. As has been our historical practice, we remain focused on enhancing our operating growth through investments around our core business, including investments in share purchases, tower and DAS acquisitions and land purchases, that we believe will enhance long-term AFFO per share."

OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the Securities and Exchange Commission ("SEC").
The following Outlook table is based on current expectations and assumptions and assumes a US dollar to Australian dollar exchange rate of 1.0 US dollar to 1.0 Australian dollar for first quarter 2012 and full year 2012 Outlook. Further, the Outlook does not include the impact of the acquisitions and financing described in this press release.
The following table sets forth Crown Castle's current Outlook for the first quarter of 2012 and full year 2012:

(in millions, except per share amounts)	First Quarter 2012	Full Year 2012
Site rental revenues	$474 to $479	$1,930 to $1,945
Site rental cost of operations	$117 to $122	$470 to $485
Site rental gross margin	$355 to $360	$1,445 to $1,460
Adjusted EBITDA	$335 to $340	$1,365 to $1,380
Interest expense and amortization of deferred financing costs(a)(b)	$124 to $128	$505 to $515
FFO	$172 to $198	$727 to $817
AFFO	$193 to $198	$800 to $820
Net income (loss) after deduction of dividends on preferred stock	$34 to $60	$171 to $261
Net income (loss) per share - diluted(c)	$0.12 to $0.21	$0.59 to $0.90

(a)	Inclusive of $24 million and $98 million, respectively, of non-cash expense.

(b)	Approximately $16 million and $65 million, respectively, of the total non-cash expense relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.

(c)
Represents net income (loss) per common share, based on 291.3 million diluted shares outstanding as of December 31, 2011, pro forma for shares expected to be issued in connection with the conversion of Crown Castle's 6.25% redeemable convertible preferred stock.

CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for January 26, 2012, at 11:00 a.m. eastern time. The conference call may be accessed by dialing 480-629-9771 and asking for the Crown Castle call at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at http://investor.crowncastle.com. Supplemental materials for the call will be posted on the Crown Castle website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 12:30 p.m. eastern time on January

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26, 2012, through 11:59 p.m. eastern time on February 2, 2012, and may be accessed by dialing 303-590-3030 using access code 4501567. An audio archive will also be available on the company's website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.
Crown Castle owns, operates, and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and approximately 1,600 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

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Non-GAAP Financial Measures and Other Calculations

This press release includes presentations of Adjusted EBITDA, recurring cash flow, funds from operations and adjusted funds from operations, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")). Each of the amounts included in the calculation of Adjusted EBITDA, recurring cash flow, FFO, and AFFO are computed in accordance with GAAP, with the exception of: (1) sustaining capital expenditures, which is not defined under GAAP and (2) our adjustment to the income tax provision in calculations of FFO and AFFO.

Our measures of Adjusted EBITDA, recurring cash flow, FFO and AFFO may not be comparable to similarly titled measures of other companies, including other companies in the tower sector or those reported by REITs. FFO and AFFO presented are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT, nor are they necessarily indicative of future financial position or operating results. Our FFO and AFFO may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts, including as a result of our adjustment to the income tax provision to reflect our estimate of the cash taxes had we been a REIT.

Adjusted EBITDA, recurring cash flow, FFO and AFFO are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations.

Adjusted EBITDA. Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, interest expense and amortization of deferred financing costs, gains (losses) on retirement of long-term obligations, net gain (loss) on interest rate swaps, impairment of available-for-sale securities, interest income, other income (expense), benefit (provision) for income taxes, cumulative effect of change in accounting principle, income (loss) from discontinued operations and stock-based compensation expense.

Recurring cash flow. Crown Castle defines recurring cash flow to be Adjusted EBITDA, less interest expense and less sustaining capital expenditures.

Funds from operations. Crown Castle defines funds from operations as net income plus adjusted tax provision plus real estate deprecation, amortization and accretion.

Adjusted funds from operations. Crown Castle defines adjusted funds from operations as funds from operations before straight-line revenue, straight-line expense, stock-based compensation expense, non-real estate related depreciation, amortization and accretion, amortization of deferred financing costs, debt discounts, and interest rate swaps, other (income) and expense, gain (loss) on retirement of long-term obligations, net gain (loss) on interest rate swaps, acquisition and integration costs, asset-write down charges and less capital improvement capital expenditures and corporate capital expenditures.

Sustaining capital expenditures. Crown Castle defines sustaining capital expenditures as either (1) corporate related capital improvements, such as information technology equipment and office equipment or (2) capital improvements to tower sites that enable our customers' ongoing quiet enjoyment of the tower.

The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.

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Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:

Adjusted EBITDA for the quarters and years ended December 31, 2011 and 2010 is computed as follows:

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
(in millions)
Net income (loss)	48.9	40.9	171.5	(311.3)
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	8.6	5.1	22.3	13.7
Acquisition and integration costs	1.6	1.0	3.3	2.1
Depreciation, amortization and accretion	139.0	137.3	553.0	540.8
Interest expense and amortization of deferred financing costs	127.3	125.9	507.6	490.3
Gains (losses) on retirement of long-term obligations	—	—	—	138.4
Net gain (loss) on interest rate swaps	—	(5.9)	—	286.4
Interest income	(0.1)	(0.6)	(0.7)	(2.2)
Other income (expense)	0.1	(0.1)	5.6	0.6
Benefit (provision) for income taxes	0.6	(4.2)	8.3	(26.8)
Stock-based compensation expense	9.2	11.9	36.0	40.0
Adjusted EBITDA	335.2	311.4	1,306.8	1,171.9

Adjusted EBITDA for the quarter ending March 31, 2012 and the year ending December 31, 2012 is forecasted as follows:

	Q1 2012	Full Year 2012
(in millions)	Outlook	Outlook
Net income (loss)	$39 to $65	$176 to $266
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$4 to $6	$21 to $31
Acquisition and integration costs	$0 to $1	$1 to $3
Depreciation, amortization and accretion	$136 to $141	$541 to $566
Interest expense and amortization of deferred financing costs(a)(b)	$124 to $128	$505 to $515
Gains (losses) on retirement of long-term obligations	$0 to $0	$0 to $0
Interest income	$(1) to $0	$(1) to $0
Other income (expense)	$(1) to $1	$(1) to $1
Benefit (provision) for income taxes(c)	$4 to $8	$15 to $35
Stock-based compensation expense	$9 to $11	$33 to $38
Adjusted EBITDA	$335 to $340	$1,365 to $1,380

(a)	Inclusive of approximately $24 million and $98 million, respectively, of non-cash expense.

(b)	Approximately $16 million and $65 million, respectively, of the total non-cash expense relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.

(c)	As a result of closing of the NextG transaction, we expect to reverse a significant portion of the valuation allowance on our federal deferred tax asset.

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FFO and AFFO for the quarter ending March 31, 2012 and the year ending December 31, 2012 are forecasted as follows:

	Q1 2012	Full Year 2012
(in millions)	Outlook	Outlook
Net income	$39 to $65	$176 to $266
Adjusted tax provision (a)	$3 to $7	$11 to $31
Real estate related depreciation, amortization and accretion	$132 to $135	$527 to $540
FFO	$172 to $198	$727 to $817

FFO (from above)	$172 to $198	$727 to $817
Straight-line revenue	$(40) to $(45)	$(146) to $(161)
Straight-line expense	$7 to $12	$25 to $40
Stock-based compensation expense	$9 to $11	$33 to $38
Non-real estate related depreciation, amortization and accretion	$4 to $6	$14 to $26
Amortization of deferred financing costs, debt discounts and interest rate swaps	$22 to $26	$93 to $103
Other (income) expense(b)	$(1) to $1	$(1) to $1
Gains (losses) on retirement of long-term obligations	$0 to $0	$0 to $0
Acquisition and integration costs	$0 to $1	$1 to $3
Asset write-down charges	$4 to $6	$21 to $31
Capital improvement capital expenditures	$(3) to $(4)	$(13) to $(15)
Corporate capital expenditures	$(2) to $(3)	$(9) to $(12)
AFFO	$193 to $198	$800 to $820

(a)
Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense is lower by the amount of the adjustment.

(b)	Primarily includes unrealized (gains) losses on foreign exchange.

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FFO and AFFO for the quarters ended March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011 are computed as follows:

	For Three Months Ended
(in millions)	March 31, 2011	June 30, 2011		September 30, 2011	December 31, 2011
Net income	$40.1	$31.0		$51.4	$48.9
Adjusted tax provision(a)	(1.6)	4.9		1.9	(0.3)
Real estate related depreciation, amortization and accretion	132.1	132.8		133.2	133.7
FFO	$170.6	$168.8		$186.5	$182.4

FFO (from above)	170.6	168.8		186.5	182.4
Straight-line revenue	(48.9)	(44.8)		(44.7)	(40.0)
Straight-line expense	9.9	10.6		9.0	9.5
Stock-based compensation expense	10.7	7.9		8.3	9.2
Non-real estate related depreciation, amortization and accretion	5.1	5.3		5.3	5.3
Amortization of deferred financing costs, debt discounts and interest rate swaps	25.8	25.7		25.7	25.7
Other (income) expense (b)	0.6	4.1	(c)	0.7	0.1
Acquisition and integration costs	0.6	0.5		0.6	1.6
Asset write-down charges	4.4	6.2		3.1	8.6
Capital improvement capital expenditures	(1.8)	(2.6)		(4.2)	(5.3)
Corporate capital expenditures	(1.3)	(1.9)		(2.3)	(4.0)
AFFO	$175.7	$179.8		$188.1	$193.1

(a)
Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense is lower by the amount of the adjustment.

(b)	Primarily includes unrealized (gains) losses on foreign exchange, except as denoted with footnote (c).
(c) Amount includes the impairment of available-for-sale securities of $4 million.

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FFO and AFFO for the quarters ended March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010 are computed as follows:

	For Three Months Ended
(in millions)	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Net income	$(119.4)	$(97.6)	$(135.1)	$40.9
Adjusted tax provision(a)	(10.8)	(5.2)	(8.2)	(4.8)
Real estate related depreciation, amortization and accretion	130.3	129.8	130.6	131.8
FFO	$0.1	$27.0	$(12.7)	$167.9

FFO (from above)	0.1	27.0	(12.7)	167.9
Straight-line revenue	(28.5)	(29.2)	(48.2)	(44.5)
Straight-line expense	9.7	9.6	9.2	10.3
Stock-based compensation expense	9.4	9.9	8.7	11.9
Non-real estate related depreciation, amortization and accretion	2.6	4.6	5.6	5.5
Amortization of deferred financing costs, debt discounts and interest rate swaps	18.9	18.7	22.2	25.7
Other (income) expense (b)	0.1	0.7	(0.2)	(0.1)
Gains (losses) on retirement of long-term obligations	66.4	—	71.9	—
Net gain (loss) on interest rate swaps	73.3	114.6	104.4	(5.9)
Acquisition and integration costs	0.0	0.3	0.9	1.0
Asset write-down charges	1.6	2.6	4.4	5.1
Capital improvement capital expenditures	(2.7)	(3.0)	(3.1)	(6.0)
Corporate capital expenditures	(1.8)	(1.9)	(2.0)	(3.8)
AFFO	$149.0	$153.9	$161.1	$167.2

(a)
Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense is lower by the amount of the adjustment.

(b)	Primarily includes unrealized (gains) losses on foreign exchange.

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FFO and AFFO for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 are computed as follows:

	For the Twelve Months Ended
(in millions)	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007
Net income	$171.5	$(311.3)	$(114.1)	$(48.9)	$(223.0)
Adjusted tax provision(a)	5.0	(29.0)	(78.3)	(106.9)	(95.6)
Real estate related depreciation, amortization and accretion	531.9	522.5	520.8	492.3	502.5
FFO	$708.3	$182.2	$328.4	$336.6	$184.0

FFO (from above)	708.3	182.2	328.4	336.6	184.0
Straight-line revenue	(178.5)	(150.3)	(84.7)	(22.9)	(30.9)
Straight-line expense	39.0	38.8	37.6	39.4	41.2
Stock-based compensation expense	36.0	40.0	30.3	28.8	25.1
Non-real estate related depreciation, amortization and accretion	21.1	18.3	8.9	34.1	37.4
Amortization of deferred financing costs, debt discounts and interest rate swaps	102.9	85.5	61.4	24.8	23.9
Other (income) expense(b)(c)	5.6	0.6	(2.4)	62.1	80.4
Gains (losses) on retirement of long-term obligations	—	138.4	91.1	—	—
Net gain (loss) on interest rate swaps	—	286.4	93.0	37.9	—
Acquisition and integration costs	3.3	2.1	—	2.5	25.4
Asset write-down charges	22.3	13.7	19.2	16.9	65.5
Capital improvement capital expenditures	(14.0)	(14.8)	(17.8)	(14.2)	(9.5)
Corporate capital expenditures	(9.4)	(9.5)	(10.3)	(12.9)	(13.8)
AFFO	$736.7	$631.2	$554.7	$533.1	$428.6
FFO per share(d)	$2.48	$0.63	$1.14	$1.20	$0.66
AFFO per share(d)	$2.58	$2.20	$1.94	$1.89	$1.54

(a)
Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense is lower by the amount of the adjustment.

(b)	Primarily includes unrealized (gains) losses on foreign exchange, except as denoted with footnote (c).

(c)	Amount includes the impairment of available-for-sale securities of $4 million, $56 million and $76 million for 2011, 2008 and 2007, respectively.

(d)
Based on 291.3 million diluted shares outstanding as of December 31, 2011, pro forma for shares expected to be issued in connection with the conversion of Crown Castle's 6.25% redeemable convertible preferred stock.

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Recurring cash flow and recurring cash flow per share for the three months and years ended December 31, 2011 and 2010 are computed as follows:

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
(in millions, except per share amounts)
Adjusted EBITDA(a)	$335.2	$311.4	$1,306.8	$1,171.9
Less: Interest expense and amortization of deferred financing costs	127.3	125.9	507.6	490.3
Less: Sustaining capital expenditures	9.3	9.8	23.4	24.3
Recurring cash flow	$198.7	$175.7	$775.8	$657.3

Weighted average common shares outstanding — diluted	282.9	288.0	285.9	286.8
Recurring cash flow per share	$0.70	$0.61	$2.71	$2.29

(a)	As reconciled herein above.

Recurring cash flow for the quarter ending March 31, 2012 and the year ending December 31, 2012 is forecasted as follows:

	First Quarter 2012	Full Year 2012
(in millions)
Adjusted EBITDA(a)	$335 to $340	$1,365 to $1,380
Less: Interest expense and amortization of deferred financing costs	$124 to $128	$505 to $515
Less: Sustaining capital expenditures	$5 to $7	$22 to $27
Recurring cash flow	$204 to $209	$832 to $842

(a)	As reconciled herein above.

Other Calculations:

The components of interest expense and amortization of deferred financing costs for three months ended December 31, 2011 and December 31, 2010 are as follows:

	For the Three Months Ended
(in millions)	December 31, 2011	December 31, 2010
Interest expense on debt obligations	$101.6	$100.2
Amortization of deferred financing costs	3.8	3.7
Amortization of discounts on long-term debt	4.2	3.8
Amortization of interest rate swaps	17.9	17.9
Other	(0.2)	0.3
	$127.3	$125.9

News Release continued:	Page 14

The components of interest expense and amortization of deferred financing costs for the quarter ending March 31, 2012 and the year ending December 31, 2012 are forecasted as follows:

	Q1 2012	Full Year 2012
(in millions)	Outlook	Outlook
Interest expense on debt obligations	$100 to $103	$407 to $417
Amortization of deferred financing costs	$3 to $4	$14 to $16
Amortization of discounts on long-term debt	$3 to $4	$17 to $19
Amortization of interest rate swaps	$16 to $19	$63 to $68
Other	$0 to $0	$(1) to $1
	$124 to $128	$505 to $515

Debt balances and maturity dates as of December 31, 2011 are as follows:

(in millions)	Face Value	Final Maturity
Revolver	$251.0	September 2013
2007 Crown Castle Operating Company Term Loan	619.1	March 2014
9% Senior Notes Due 2015	866.9	January 2015
7.5% Senior Notes Due 2013	0.1	December 2013
7.75% Senior Secured Notes Due 2017	1,000.4	May 2017
7.125% Senior Notes Due 2019	500.0	November 2019
Senior Secured Notes, Series 2009-1(a)	216.4	Various
Senior Secured Tower Revenue Notes, Series 2010-1-2010-3(b)	1,900.0	Various
Senior Secured Tower Revenue Notes, Series 2010-4-2010-6(c)	1,550.0	Various
Capital Leases and Other Obligations	54.4	Various
Total Debt	$6,958.3
Less: Cash and Cash Equivalents(d)	$(80.1)
Net Debt	$6,878.2

(a)
The 2009 Securitized Notes consist of $146.4 million of principal as of December 31, 2011 that amortizes during the period beginning January 2010 and ending in 2019, and $70.0 million of principal that amortizes during the period beginning in 2019 and ending in 2029.

(b)
The Senior Secured Tower Revenue Notes Series 2010-1, 2010-2 and 2010-3 have principal amounts of $300.0 million, $350.0 million, and $1,250.0 million with anticipated repayment dates of 2015, 2017, and 2020, respectively.

(c)
The Senior Secured Tower Revenue Notes Series 2010-4, 2010-5 and 2010-6 have principal amounts of $250.0 million, $300.0 million and $1,000.0 million with anticipated repayment dates of 2015, 2017 and 2020, respectively.

(d)	Excludes restricted cash.

Sustaining capital expenditures for the three months and years ended December 31, 2011 and 2010 are computed as follows:

	For the Three Months Ended		For the Twelve Months Ended
(in millions)	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Capital Expenditures	$82.8	$79.8	$347.9	$228.1
Less: Land purchases	32.5	32.0	196.4	109.1
Less: Tower improvements and other	27.7	26.4	82.8	73.9
Less: Construction of towers	13.3	11.6	45.4	20.7
Sustaining capital expenditures(a)	$9.3	$9.8	$23.4	$24.3

(a)    Inclusive of corporate and capital improvement capital expenditures.

News Release continued:	Page 15

Site rental gross margin for the quarter ending March 31, 2012 and for the year ending December 31, 2012 is forecasted as follows:

(in millions)	Q1 2012 Outlook	Full Year 2012
Site rental revenue	$474 to $479	$1,930 to $1,945
Less: Site rental cost of operations	$117 to $122	$470 to $485
Site rental gross margin	$355 to $360	$1,445 to $1,460

News Release continued:	Page 16

Cautionary Language Regarding Forward-Looking Statements
This press release contains forward-looking statements and information that are based on our management's current expectations. Such statements include, but are not limited to, plans, projections, Outlook and estimates regarding (i) the completion and closing of our announced, contemplated acquisitions ("Contemplated Acquisitions"), (ii) the utility and role of DAS and small-cell architecture, including as a component of our growth, (iii) the impact and benefits of the Contemplated Acquisitions, (iv) our potential determination to elect to become a REIT, including timing with respect thereto, (v) our use of various financial metrics, including the replacement of recurring cash flow with FFO and AFFO (including on a per share basis) and the amount of our estimated taxes had we been a REIT, (vi) use of proceeds, impact, benefits, drawdown dates and timing of the proposed credit facility and term loans, (vii) our investment activities, including share purchases, tower and DAS acquisitions and land purchases, and the impact of and return on our investments, (viii) currency exchange rates, (ix) site rental revenues, (x) site rental cost of operations, (xi) site rental gross margin, (xii) Adjusted EBITDA, (xiii) interest expense and amortization of deferred financing costs, (xiv) capital expenditures, (xv) recurring cash flow, including on a per share basis, (xvi) net income (loss), including on a per share basis, and (xvii) the utility of certain financial measures in analyzing our results. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

•	Our business depends on the demand for wireless communications and wireless infrastructure, and we may be adversely affected by any slowdown in such demand.

•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenues and reduce demand for our wireless infrastructure and network services.

•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•
A wireless communications industry slowdown or reduction in carrier network investment may materially and adversely affect our business (including reducing demand for our wireless infrastructure and network services).

•
As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer contracts.

•	New technologies may significantly reduce demand for our wireless infrastructure and negatively impact our revenues.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to the land under our wireless infrastructure, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•
If radio frequency emissions from wireless handsets or equipment on our wireless infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs and revenues.

•
Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be adversely affected by our exposure to changes in foreign currency exchange rates relating to our operations in Australia.

Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC.

News Release continued:	Page 17

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$80,120	$112,531
Restricted cash	252,368	221,015
Receivables, net	77,258	59,912
Deferred income tax assets	85,385	59,098
Prepaid expenses, deferred site rental receivables and other current assets, net	104,021	92,589
Total current assets	599,152	545,145
Deferred site rental receivables, net	621,103	421,304
Property and equipment, net	4,861,227	4,893,651
Goodwill	2,035,390	2,029,296
Other intangible assets, net	2,178,182	2,313,929
Long-term prepaid rent, deferred financing costs and other assets, net	250,042	266,204
	$10,545,096	$10,469,529

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$202,351	$210,075
Deferred revenues	167,238	202,123
Current maturities of debt and other obligations	32,517	28,687
Total current liabilities	402,106	440,885
Debt and other long-term obligations	6,853,182	6,750,207
Deferred income tax liabilities	97,562	66,686
Deferred ground lease payable and other liabilities	500,350	450,176
Total liabilities	7,853,200	7,707,954
Redeemable convertible preferred stock	305,032	316,581
CCIC stockholders' equity	2,386,245	2,445,373
Noncontrolling interest	619	(379)
Total equity	2,386,864	2,444,994
	$10,545,096	$10,469,529

News Release continued:	Page 18

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net revenues:
Site rental	$471,331	$447,179	$1,853,550	$1,700,761
Network services and other	48,140	49,135	179,179	177,897
Total net revenues	519,471	496,314	2,032,729	1,878,658
Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	120,081	121,683	481,398	467,136
Network services and other	28,774	31,251	106,987	114,241
General and administrative	44,568	43,907	173,493	165,356
Asset write-down charges	8,589	5,099	22,285	13,687
Acquisition and integration costs	1,649	963	3,310	2,102
Depreciation, amortization and accretion	138,964	137,259	552,951	540,771
Total operating expenses	342,625	340,162	1,340,424	1,303,293
Operating income (loss)	176,846	156,152	692,305	575,365
Interest expense and amortization of deferred financing costs	(127,299)	(125,947)	(507,587)	(490,269)
Gains (losses) on retirement of long-term obligations	—	—	—	(138,367)
Net gain (loss) on interest rate swaps	—	5,860	—	(286,435)
Interest income	123	561	666	2,204
Other income (expense)	(147)	55	(5,577)	(603)
Income (loss) before income taxes	49,523	36,681	179,807	(338,105)
Benefit (provision) for income taxes	(584)	4,224	(8,347)	26,846
Net income (loss)	48,939	40,905	171,460	(311,259)
Less: Net income (loss) attributable to the noncontrolling interest	28	32	383	(319)
Net income (loss) attributable to CCIC stockholders	48,911	40,873	171,077	(310,940)
Dividends on preferred stock and losses on purchases of preferred stock	(4,996)	(5,202)	(22,940)	(20,806)
Net income (loss) attributable to CCIC stockholders after deduction of dividends on preferred stock and losses on purchases of preferred stock	$43,915	$35,671	$148,137	$(331,746)

Net income (loss) attributable to CCIC common stockholders, after deduction of dividends on preferred stock and losses on purchases of preferred stock, per common share:
Basic	$0.16	$0.12	$0.52	$(1.16)
Diluted	$0.16	$0.12	$0.52	$(1.16)

Weighted average common shares outstanding (in thousands):
Basic	280,975	286,406	283,821	286,764
Diluted	282,894	288,000	285,947	286,764

Adjusted EBITDA	$335,228	$311,418	$1,306,842	$1,171,890

News Release continued:	Page 19

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Twelve Months Ended December 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$171,460	$(311,259)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	552,951	540,771
Gains (losses) on retirement of long-term obligations	—	138,367
Amortization of deferred financing costs and other non-cash interest	102,943	85,454
Stock-based compensation expense	32,610	36,540
Asset write-down charges	22,285	13,687
Deferred income tax benefit (provision)	4,626	(26,196)
Income (expense) from forward-starting interest rate swaps	—	286,435
Other adjustments, net	4,122	857
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	12,310	36,429
Decrease (increase) in assets	(259,853)	(197,655)
Net cash provided by (used for) operating activities	643,454	603,430
Cash flows from investing activities:
Payments for acquisition of businesses, net of cash acquired	(37,551)	(139,158)
Capital expenditures	(347,942)	(228,058)
Other investing activities, net	(14,372)	(23,733)
Net cash provided by (used for) investing activities	(399,865)	(390,949)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	3,450,000
Proceeds from issuance of capital stock	1,557	18,731
Principal payments on long-term debt and other long-term obligations	(35,600)	(26,398)
Purchases and redemptions of long-term debt	—	(3,541,312)
Purchases of capital stock	(303,414)	(159,639)
Purchases of preferred stock	(15,002)	—
Borrowings under revolving credit agreement	283,000	157,000
Payments under revolving credit agreement	(189,000)	—
Payments for financing costs	255	(59,259)
Payments for forward-starting interest rate swap settlements	—	(697,821)
Net decrease (increase) in restricted cash	1,979	11,953
Dividends on preferred stock	(19,487)	(19,879)
Net cash provided by (used for) financing activities	(275,712)	(866,624)
Effect of exchange rate changes on cash	(288)	528
Net increase (decrease) in cash and cash equivalents	(32,411)	(653,615)
Cash and cash equivalents at beginning of period	112,531	766,146
Cash and cash equivalents at end of period	$80,120	$112,531
Supplemental disclosure of cash flow information:
Interest paid	$404,442	$409,293
Income taxes paid	4,340	(5,935)

CROWN CASTLE INTERNATIONAL CORP.
Summary Fact Sheet
dollars in millions

	Quarter Ended
	3/31/2011			6/30/2011			9/30/2011			12/31/2011
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Revenues
Site Rental	$430.6	$25.6	$456.2	$429.5	$27.6	$457.1	$441.1	$27.8	$468.9	$443.8	$27.6	$471.3
Services	37.7	5.2	42.8	40.0	3.2	43.2	40.9	4.1	45.0	43.0	5.2	48.1
Total Revenues	468.3	30.7	499.0	469.5	30.9	500.3	482.0	31.9	513.9	486.7	32.7	519.5

Operating Expenses
Site Rental	110.4	8.0	118.4	112.2	9.0	121.1	112.8	8.9	121.8	111.4	8.6	120.1
Services	24.0	3.3	27.2	23.6	2.3	25.9	22.7	2.4	25.1	25.8	3.0	28.8
Total Operating Expenses	134.4	11.3	145.6	135.7	11.3	147.0	135.6	11.3	146.8	137.3	11.6	148.9

General & Administrative	39.6	5.1	44.7	36.7	4.6	41.3	37.3	5.6	42.9	38.1	6.4	44.6

Add: Stock-Based Compensation	9.5	1.2	10.7	7.8	0.1	7.9	7.7	0.6	8.3	7.7	1.5	9.2
Adjusted EBITDA	$303.8	$15.5	$319.3	$304.8	$15.1	$319.9	$316.8	$15.6	$332.4	$319.0	$16.2	$335.2

	Quarter Ended
	3/31/2011			6/30/2011			9/30/2011			12/31/2011
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Gross Margins:
Site Rental	74%	69%	74%	74%	67%	73%	74%	68%	74%	75%	69%	75%
Services	36%	37%	36%	41%	28%	40%	44%	42%	44%	40%	42%	40%

Adjusted EBITDA	65%	50%	64%	65%	49%	64%	66%	49%	65%	66%	50%	65%

Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:
dollars in millions

	Quarter Ended
	3/31/2011	6/30/2011	9/30/2011	12/31/2011
Net income (loss)	$40.1	$31.0	$51.4	$48.9
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	4.4	6.2	3.1	8.6
Acquisition and integration costs	0.6	0.5	0.6	1.6
Depreciation, amortization and accretion	137.3	138.2	138.5	139.0
Interest expense, amortization of deferred financing costs	126.7	126.5	127.1	127.3
Interest income	(0.2)	(0.2)	(0.2)	(0.1)
Interest and other income (expense)	0.6	4.1	0.8	0.1
Benefit (provision) for income taxes	(0.8)	5.8	2.8	0.6
Stock-based compensation	10.7	7.9	8.3	9.2
Adjusted EBITDA	$319.3	$319.9	$332.4	$335.2

Note: Components may not sum to total due to rounding.

CROWN CASTLE INTERNATIONAL CORP.
Fact Sheet Q4 2011 to Q4 2010
dollars in millions

	Quarter Ended
	12/31/2010		12/31/2011		% Change
CCUSA
Site Rental Revenues	$421.9		$443.8		5%
Ending Towers (b)	22,249		22,185		—%

CCAL
Site Rental Revenues	$25.3		$27.6		9%
Ending Towers (b)	1,596		1,598		—%

Total CCIC
Site Rental Revenues	$447.2		$471.3		5%
Ending Towers (b)	23,845		23,783		—%

Ending Cash and Cash Equivalents	$112.5	*	$80.1	*
Total Face Value of Debt	$6,867.6		$6,958.3
Net Debt	$6,755.1		$6,878.2

Net Leverage Ratios:
Net Debt / Adjusted EBITDA(a)	5.4X		5.1X
Last Quarter Annualized Adjusted EBITDA	$1,245.7		$1,340.9

*Excludes Restricted Cash
(a) Based on Face Values
(b) Exclusive of DAS

Note: Components may not sum to total due to rounding.